Exhibit 10.2

QUANTUMSCAPE CORPORATION

OUTSIDE DIRECTOR COMPENSATION POLICY

QuantumScape Corporation (the “Company”) believes that providing cash and equity compensation to its members of the Board of Directors (the “Board,” and members of the Board, the “Directors”) represents an effective tool to attract, retain and reward Directors who are not employees of the Company (the “Outside Directors”). This Outside Director Compensation Policy (the “Policy”) is intended to formalize the Company’s policy regarding the compensation to its Outside Directors. Unless otherwise defined herein, capitalized terms used in this Policy will have the meaning given to such terms in the Company’s 2020 Equity Incentive Plan (the “Plan”), or if the Plan is no longer in place, the meaning given to such terms or any similar terms in the equity plan then in place. Each Outside Director will be solely responsible for any tax obligations incurred by such Outside Director as a result of the equity and cash payments such Outside Director receives under this Policy.

Subject to Section 7 of this Policy, this Policy, originally approved by the Board on March 10, 2021, is amended and restated as set forth herein effective as of the date approved by the Board on April 21, 2022 (such date, the “Effective Date”).

1.
Cash Compensation

Annual Cash Retainer

Each Outside Director will be paid an annual cash retainer of $80,000. There are no per‑meeting attendance fees for attending Board meetings. This cash compensation will be paid quarterly in arrears on a prorated basis.

Committee Annual Cash Retainer

Effective as of the Effective Date, each Outside Director who serves as lead independent director, or the chair or a member of a committee of the Board listed below will be eligible to earn additional annual cash fees (paid quarterly in arrears on a prorated basis) as follows:

Lead Independent Director $22,000

Chair of Audit Committee: $25,000

Member of Audit Committee: $12,500

Chair of Compensation Committee: $18,000

Member of Compensation Committee: $9,000

Chair of Nominating Committee: $13,000

Member of Nominating Committee: $6,500

For clarity, each Outside Director who serves as the chair of a committee shall receive only the additional annual cash fee as the chair of the committee, and not the additional annual cash fee as a member of the committee.

2.
Equity Compensation

Outside Directors will be eligible to receive all types of Awards (except Incentive Stock Options) under the Plan (or the applicable equity plan in place at the time of grant), including discretionary Awards not covered under this Policy.

All grants of Awards to Outside Directors pursuant to Section 2 of this Policy will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(a) No Discretion. No person will have any discretion to select which Outside Directors will be granted any Awards under this Policy or to determine the number of Shares to be covered by such Awards.

(b) Initial Award. Each Outside Director joining the Board after the Effective Date shall be automatically granted the following awards upon first joining the Board (such date, the “Start Date”):

(i) Standard Initial Award. An award of Restricted Stock Units with a Value (as defined below) of $320,000 (the “Initial Award”). The Initial Award will vest as to 1/12 of the Shares quarterly over approximately three years (on each Quarterly Vesting Date after the date 3-months after the Start Date), subject to the Outside Director continuing to be a Service Provider through the applicable vesting date.

(ii) Pro-Rated Annual Award. An Outside Director will only receive an Award under this Section 2(b)(ii) (a “Pro-Rated Annual Award”) if the Start Date is not on the date of an Annual Meeting (as defined below). If the Outside Director’s Start Date is on the same date as an Annual Meeting, then the Directors shall receive the Annual Award described in Section 2(c) and no Pro-Rated Annual Award. If an Outside Director is eligible for a Pro-Rated Annual Award, then the Outside Director shall be automatically granted on the Start Date an award of Restricted Stock Units with a Value of (x) $160,000 multiplied by (y) the fraction obtained by dividing (A) the number of full months during the period beginning on the Start Date and ending on the one-year anniversary of the date of the then-most recent Annual Meeting by (B) 12. The Pro-Rated Annual Award will vest on the earlier of the one-year anniversary of the grant date or the day before the next Annual Meeting, subject to the Outside Director continuing to be a Service Provider.

For the avoidance of doubt, if an individual was a member of the Board and also an employee, becoming an Outside Director due to termination of employment will not entitle the Outside Director to an Initial Award or a Pro-Rated Annual Award under Section 2(b). Such an Outside Director would receive an Annual Awards under Section 2(c).

(c) Annual Award. On the date of each annual meeting of the Company’s stockholders following the Effective Date (each, an “Annual Meeting”), each Outside Director will be automatically granted an award of restricted stock units (an “Annual Award”) covering a number of Shares having a Value of $160,000.

Subject to Section 3 of this Policy, each Annual Award will vest on the earlier of the one-year anniversary of the grant date or the day before the next Annual Meeting, subject to the Outside Director continuing to be a Service Provider.

(d) For purposes of Section 2, the “Value” of a Share is twenty (20) trading day volume weighted average stock price for the twenty trading days prior to the applicable grant date (e.g., for the Annual Award, this will be the date of the Annual Meeting).

(e) For purposes of Section 2, the Company’s “Quarterly Vesting Dates” are the first trading day on or after each of February 15, May 15, August 15, and November 15.

3.
Change in Control

In the event of a Change in Control, each Outside Director’s outstanding Company equity awards will accelerate and vest.

4.
Limitations

Any cash compensation and Awards granted to an Outside Director shall be subject to the limits provided in Section 11 of the Plan.

5.
Travel Expenses

Each Outside Director’s reasonable, customary and documented travel expenses to Board or Board committee meetings will be reimbursed by the Company. For the avoidance of doubt, such reimbursements will not be treated as cash compensation subject to Section 4 of this Policy.

6.
Additional Provisions

All provisions of the Plan not inconsistent with this Policy will apply to Awards granted to Outside Directors.

7.
Section 409A

In no event will cash compensation or expense reimbursement payments under this Policy be paid after the later of (i) 15th day of the 3rd month following the end of the Company’s fiscal year in which the compensation is earned or expenses are incurred, as applicable, or (ii) 15th day of the 3rd month following the end of the calendar year in which the compensation is earned or expenses are incurred, as applicable, in compliance with the “short-term deferral” exception under Section 409A of the Internal Revenue Code of 1986, as amended, and the final regulations and guidance thereunder, as may be amended from time to time (together, “Section 409A”). It is the intent of this Policy that this Policy and all payments hereunder be exempt from or otherwise comply with the requirements of Section 409A so that none of the compensation to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be so exempt or comply. In no event will the Company reimburse an Outside Director for any taxes imposed or other costs incurred as a result of Section 409A.

8.
Revisions

The Board may amend, alter, suspend or terminate this Policy at any time and for any reason. No amendment, alteration, suspension or termination of this Policy will materially impair the rights of an Outside Director with respect to compensation that already has been paid or awarded, unless otherwise mutually agreed between the Outside Director and the Company. Termination of this Policy will not affect the Board’s or the Compensation Committee’s ability to exercise the powers granted to it under the Plan with respect to Awards granted under the Plan pursuant to this Policy prior to the date of such termination.